Exhibit 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Synergx Systems Inc on Form S-8, File No. 333-107231 of our report dated December 29, 2009 with respect to our audit of the consolidated financial statements of Synergx Systems Inc. and subsidiaries as of September 30, 2009 and 2008 and for the years then ended, which report is included in this Annual Report on Form 10-K of Synergx Systems Inc. and Subsidiaries for the year ended September 30, 2009.

/s/ Nussbaum Yates Berg Klein & Wolpow, LLP
Nussbaum Yates Berg Klein & Wolpow, LLP
Melville, New York December 29, 2009